Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan’s Administration Committee
Citigroup Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-166215) on Form S-8 of Citigroup Inc. of our report dated June 12, 2015, with respect to the statements of net assets available for benefits of Citibuilder 401(k) Plan for Puerto Rico (the Plan) as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Plan.

/s/ KPMG LLP

New York, New York
June 12, 2015

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